 Exhibit 99.01

CONTACTS:
Bill Day (Media)
Work (210) 345-2928
Cell (210) 621-7191
Bill.day@valero.com

Ashley Smith (Investors)
(210) 345-2744

VALERO RATIONALIZES UNDERPERFORMING OPERATIONS TO IMPROVE PROFITABILITY

SAN ANTONIO, TX, Sept. 8, 2009 - Valero Energy Corporation (NYSE: VLO) announced today that the company is continuing to take action to improve its profitability by rationalizing underperforming operations. As a result, the company?s subsidiary, The Premcor Refining Group Inc., intends to shut down the coker and gasifier complex at the Delaware City refinery. The coker is expected to be idle at least until the outlook for coking economics improves, while the closure of the gasifier complex is for an indefinite period. The company also noted that the plant-wide shutdown of the Valero Aruba refinery is now expected to be for an extended period, and, as announced earlier this year, the shutdown of a coker and a fluid catalytic cracking unit at the Corpus Christi refinery continues, and that cokers at certain of its refineries would run at reduced rates until coking margins improve.

The company expects that these decisions will reduce headcount at the Delaware City refinery by at least 150 employees and 100 contract workers. Valero has notified its employees and contractors along with the appropriate regulatory agencies and union officials. At the Aruba refinery, the company expects that more than 700 contract workers will be released in September.

?These moves, while difficult, are necessary to improve the profitability of Valero?s refining system,? said Valero Chairman, President and CEO Bill Klesse. ?Shutting down the coker and the gasifier complex at Delaware City will reduce costs, improve reliability, and allow the refinery to run a lighter crude slate and shift production to higher-margin products. The decision for Aruba will lead to a substantial reduction in the refinery?s operating expenses. We?re taking the correct steps to navigate through these tough conditions and to position our assets for economic recovery.?

Both the coker and the gasifier complex at the Delaware City refinery have been unprofitable, a situation resulting from the economic recession, declining demand for refined products, and poor coking margins due to a decreased price differential between heavy sour and light sweet crude oils. The gasifier complex has also been unprofitable due to poor reliability and low operating rates attributable to its original design and low natural gas prices, which affect costs of electrical power and steam. In addition, regulatory issues and potentially significant capital expenditures contributed to the decision to shut down the gasifier complex at Delaware City.

Due to its configuration as a heavy crude oil upgrading facility, the Aruba refinery was generating losses mainly because of the narrow price differential between heavy sour and light sweet crude oils. The Aruba refinery is further impacted by looming local tax burdens, including a disputed tax on revenues and the December 2010 expiration of the current 20-year tax holiday.

In the third quarter of 2009, Valero expects to report special charges related to these decisions, including charges for asset impairment, employee costs, and asset retirement obligations. Estimates for the special charges should be completed in the next few weeks. The company has revised third-quarter guidance for the Northeast region throughput volume, which is now expected to average between 480,000 and 490,000 barrels per day, but throughput volume for the Gulf Coast region is expected to remain approximately the same as previous guidance of 1.2 million to 1.25 million barrels per day.

About Valero:
Valero Energy Corporation is a Fortune 500 company based in San Antonio with approximately 22,000 employees and 2008 revenues of $119 billion. The company owns and operates 16 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately three million barrels per day, making it the largest refiner in North America. Valero is also a leading ethanol producer with seven ethanol plants in the Midwest with a combined capacity of 780 million gallons per year, and is one of the nation?s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon brands. Please visit www.valero.com for more information.